Exhibit 5.1

May 13, 2014

Pharmacyclics, Inc.
995 E. Arques Avenue
Sunnyvale, CA 94085

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Pharmacyclics, Inc., a Delaware corporation (the “Company”), in connection with the filing of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of an aggregate of 2,258,268 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable pursuant to the terms and in the manner set forth in the Company’s 2014 Equity Incentive Award Plan (the “2014 Plan”), consisting of 23,067 shares of Common Stock underlying outstanding awards under the 2014 Plan and 2,235,201 shares of Common Stock available for grant under the 2014 Plan.

This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”).

We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the 2014 Plan, the Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed.  In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Shares to be issued under the 2014 Plan, when issued pursuant to the terms and in the manner set forth in the 2014 Plan, will be duly and validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York.  We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Very truly yours,

/s/ OLSHAN FROME WOLOSKY LLP

OLSHAN FROME WOLOSKY LLP